Exhibit 12.1

December 5, 2019
YouNow, Inc.
245 5th Avenue, 6th Floor
New York, New York 10016

Re:	Offering Statement on Form 1-A
Ladies and Gentlemen:
We have acted as special counsel to YouNow, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of an offering statement on Form 1-A (the “Offering Statement”), under the Securities Act of 1933, as amended (the “Act”). The Offering Statement relates to the distribution from time to time, pursuant to the General Rules and Regulations of the Commission promulgated under the Act of Props Tokens (the “Props Tokens”) by the Company and the Company’s wholly-owned subsidiary, The Props Foundation Public Benefit Corporation, a Delaware public benefit corporation (“Props PBC”). We understand that Props Tokens are to be distributed to the public (i) pursuant to terms of use, to be entered into by and among the Company and users of the Props Live Video App (the “User Terms of Use”), (ii) pursuant to terms of use, to be entered into by and among the Company and validators on the Company’s network (the “Validator Terms of Use”), (iii) pursuant to grant agreements, to be entered into by Props PBC and grantees (the “Grant Agreements”), and (iv) pursuant to services agreements, to be entered into by and among the Company and app developers (the “Props App Services Agreements”), each in substantially the form filed as an exhibit to the Offering Statement as of December 5, 2019, and as described in the Offering Statement, the offering circular contained therein (the “Offering Circular”) and any amendments and supplements to the Offering Circular.
In connection with issuing this opinion, we have examined the following documents:

(i)	the Offering Statement;

(ii)	the Company’s Sixth Amended and Restated Certificate of Incorporation and all certificates of amendment to the same;

(iii)	the Company’s Amended and Restated Bylaws;

(iv)
the Written Consents of the Board of the Company dated September 26, 2018, June 17, 2019, and December 2, 2019, each of which is related to this issuance and sale of Props Tokens covered by the Offering Statement;

(v)	the Second Amended and Restated Investors’ Rights Agreement, dated April 3, 2019, by and among the Company and the investors named therein;

(vi)	the Voting Agreement, dated April 3, 2019, by and among the Company and the investors and common holders named therein;

(vii)	the User Terms of Use filed by the Company as an exhibit to the Offering Statement;

(viii)	the Validator Terms of Use filed by the Company as an exhibit to the Offering Statement;

(ix)	the form of Grant Agreement filed by the Company as an exhibit to the Offering Statement;

(x)	the form of Props App Services Agreement filed by the Company as an exhibit to the Offering Statement; and

(xi)	such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinions hereinafter expressed.
In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (d) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In making our examination of documents, we have assumed that each party to any such document (other than the Company in connection with the User Terms of Use, Validator Terms of Use, Grant Agreements, and Props App Services Agreements, to the extent addressed by our opinion in clause (b) below) has satisfied those requirements that are applicable to it to the extent necessary to make such document a valid and binding obligation of such party, enforceable against such party in accordance with its terms.
We are opining herein as to the effect on the subject transactions only of the laws of the States of New York and Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law, or any other laws or as to any matters of municipal law or the laws of any other local agencies within the state.
Based on such examination and subject to the assumptions and limitations set forth herein, we are of the opinion that (a) the Props Tokens to be qualified for distribution under the Offering Statement, have been duly authorized and, when such Props Tokens are issued and distributed in accordance with the terms of the User Terms of Use, Validator Terms of Use, Grant Agreements, and Props App Services Agreements will be validly issued, fully paid and nonassessable; and (b) the Props Tokens to be qualified for distribution under the Offering Statement have been duly authorized, and when such Props Tokens are issued and distributed in accordance with the terms of the User Terms of Use, Validator Terms of Use, Grant Agreements, and Props App Services Agreements, such Props Tokens will be validly issued, fully paid and nonassessable, and the User Terms of Use, Validator Terms of Use, Grant Agreements, and Props App Services Agreements, when validly executed and delivered by all parties thereto, will impose contractual obligations on the Company with respect to the Props Tokens, and those obligations will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
Our opinion that any document is legal, valid and binding is qualified as to:
(a) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;
(b) rights to indemnification and contribution which may be limited by applicable law or equitable principles; and
(c) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.
We hereby consent to the filing of this opinion as an exhibit to the above-referenced Offering Statement and the use of our name wherever it appears in the Offering Statement, the Offering Circular, and in any amendment or supplement thereto.

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation